Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of July 24, 2023 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, collectively, the “Parties”):1
i.AppHarvest, Inc., a public benefit company incorporated under the Laws of Delaware (“AppHarvest”), and each of its affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”);

ii.CEFF II AppHarvest Holdings, LLC (“Equilibrium”);

iii.Mastronardi Produce Limited (“MPL”);

iv.Mastronardi Berea LLC (“Mastronardi Berea,” and together with MPL, the “Mastronardi Parties”); and

v.Undersigned holders of any Claims/Interests that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (together with Equilibrium, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Parties have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (the “Restructuring Term Sheet”) and the term sheet attached as Annex B to the Restructuring Term Sheet (the “Berea Term Sheet”) and such transactions as described in this Agreement (collectively, the “Restructuring Transactions”);

1    Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.    Definitions and Interpretation. Definitions. The following terms shall have the following definitions:

“9019 Motion” means that certain motion seeking interim and final orders approving the Berea Term Sheet and the transactions contemplated thereby, which orders for the avoidance of doubt shall, as applicable, provide for the acknowledgment of lease termination and release of claims with respect to the Berea Lease, AppHarvest’s acknowledgment that the Berea Lease has been terminated and AppHarvest’s irrevocably release and waiver of any and all claims, demands, causes of action and damages of any kind whatsoever, whether known or unknown against Mastronardi Berea with its affiliates related in any way to the Berea Lease.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Restructuring Term Sheet and the Berea Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Berea Lease” means that certain Lease Agreement, dated December 27, 2022, between Mastronardi Berea as landlord, and AppHarvest Berea Farm, LLC, as tenant, as may be amended, supplemented or otherwise modified.
“Berea Term Sheet” has the meaning set forth in the recitals to this Agreement. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity;
(b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement. “Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.
“COFRA” means COFRA Holding AG, together with any of COFRA Holding AG’s direct and indirect affiliates other than Mastronardi Berea and Berea Farm Joint Venture LLC.
“Company Claims/Interests” means any Claim against, or Interest in, a Company Party. “Company Parties” has the meaning set forth in the recitals to this Agreement. “Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement; provided that COFRA shall not become an additional Consenting Stakeholder or party to this Agreement without the prior written consent of the Required Consenting Stakeholder.

“Credit Bidding and Sale Provisions” means, subject to section 363(k) of the Bankruptcy Code, the rights of the DIP Lender and the Prepetition Lenders to credit bid (either directly or through one or more acquisition vehicles), up to the full amount of the Prepetition Lenders’ respective claims, as set forth in the DIP Documents.

“Debtors” means the Company Parties that commence Chapter 11 Cases. “Definitive Documents” means the documents listed in Section 3.01.
“DIP Documents” means the DIP Orders, the DIP Credit Agreement, the Restructuring Term Sheet, and any ancillary documents related thereto.

“DIP Credit Agreement” means the credit agreement evidencing the DIP Facility.

“DIP Facility” means the delayed draw term loan credit facility to be provided in accordance with the terms and conditions set forth in the Restructuring Term Sheet.
“Disclosure Statement” means the related disclosure statement with respect to the Plan. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code. “EQ Term Sheet” means that certain Binding Term Sheet Agreement among Mastronardi
Produce-USA and Equilibrium, dated as of July 24, 2023.
“Equilibrium” shall have the meaning set forth in the preamble to this Agreement. “Exculpation” means the exculpations set forth in Annex A of the Restructuring Term
Sheet.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file, each of which shall be in form and substance reasonably acceptable to the Required Consenting Stakeholder.

“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as
Exhibit D.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Mastronardi” has the meaning set forth in the preamble to this Agreement. “Mastronardi Berea” has the meaning set forth in the preamble to this Agreement. “Mastronardi Produce-USA” means Mastronardi Produce-USA, Inc.
“MPL” has the meaning set forth in the preamble to this Agreement.

“Non-Company Parties” means, collectively, the Mastronardi Parties, Equilibrium, and the other Consenting Stakeholders.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11
Case.

“Plan” means the plan of liquidation to be proposed by the Debtors in the Chapter 11 Cases in order to effectuate the Restructuring Transactions, which shall be in form and substance acceptable to the Required Consenting Stakeholder.

“Plan Effective Date” means the occurrence of the Effective Date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, each of which shall be in form and substance acceptable to the Required Consenting Stakeholder.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Releases” means the releases set forth in Annex A of the Restructuring Term Sheet. “Released Claim” means any Claim or Cause of Action released pursuant to the Releases.

“Releasing Parties” means, collectively, (a) each of the Company Parties, and, to the maximum extent permitted by law, each of the Company Parties, on behalf of their respective Affiliates and Related Parties, (b) each of, and in each case in its capacity as such, the Consenting Stakeholders, and, to the maximum extent permitted by law, each current and former Affiliate and Related Party of each Entity, and (c) the Mastronardi Parties.

“Required Consenting Stakeholder” means, as of the relevant date, Equilibrium. “Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement. “Restructuring Transactions” has the meaning set forth in the recitals to this Agreement. “Rules” means Rule 501(a)(l), (2), (3), and (7) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means any of the materials to be provided to in connection with the solicitation of votes on the Plan, including, but not limited to, any notice of voting status, notice of non-voting status, ballots, and confirmation hearing notice.

“Stalking Horse Purchase Agreement” means that certain stalking horse purchase agreement by and between the Debtors and Equilibrium providing for the purchase and sale of the Richmond Assets and Morehead Assets, solely to the extent and in such form as such purchase agreement is approved by the Bankruptcy Court pursuant to a Sale Order.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, 11.04 or 11.05.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

1.02.    Interpretation. For purposes of this Agreement:

(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)the use of “include” or “including” is without limitation, whether stated or not;

(j)the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 14.10 other than counsel to the Company Parties; and

(k)capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Restructuring Term Sheet.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding as to each of the Parties independently at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)each of the Company Parties shall have executed, delivered, and released counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)each Mastronardi Party shall have executed, delivered, and released counterpart signatures pages of this Agreement; and

(c)the relevant Consenting Stakeholder shall have executed, delivered, and released counterpart signature pages of this Agreement.

Section 3.    Definitive Documents.

3.01.The Definitive Documents governing the Restructuring Transactions shall include the following: (A) the Plan; (B) the Confirmation Order; (C) the Disclosure Statement; (D) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (E) the First Day Pleadings and all orders sought pursuant thereto; (F) the DIP Documents; and (G) the Plan Supplement.

3.02.The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 12. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance acceptable to the Company Parties and the Required Consenting Stakeholder and, solely to the extent impacting their rights hereunder, the Mastronardi Parties.

Section 4.    Commitments of the Non-Company Parties.

4.01.General Commitments, Forbearances, and Waivers.

(a)During the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests, to:

(i)support the Restructuring Transactions and vote and exercise any necessary corporate powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 4.03(b);

(iv)negotiate in good faith any additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would reasonably be expected to prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Restructuring Transactions;

(v)negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement and the Restructuring Term Sheet to which it is required to be a party; and

(vi)support, and not oppose, entry of the DIP Orders, to the extent consistent with the terms of this Agreement and the Restructuring Term Sheet.

(b)During the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i)subject to Section 5.02, object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan, including any DIP Order other than as contemplated in the Restructuring Term Sheet;

(iv)subject to section 5.02, initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)subject to Section 5.02, exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties; or

(vi)subject to Section 5.02, object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(vii)subject to Section 5.02, object to or commence any legal proceeding challenging the liens, claims, or adequate protection granted or proposed to be granted to the holders of Claims under the DIP Orders or the prepetition liens and claims of any Consenting Stakeholder.

(c)During the Agreement Effective Period, each Mastronardi Party agrees, in respect of all of its Company Claims/Interests, to:

(i)support the Restructuring Transactions and vote and exercise any necessary corporate powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)with respect to Mastronardi Berea, negotiate in good faith and use commercially reasonable efforts to execute and implement the Berea Term Sheet; and

(iii)support, and not oppose, entry of the DIP Orders, to the extent consistent with the terms of this Agreement and the Restructuring Term Sheet.

(d)During the Agreement Effective Period, each Mastronardi Party agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i)subject to Section 5.02, object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan, including any DIP Order other than as contemplated in the Restructuring Term Sheet;

(iv)subject to section 5.02, initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties that is not materially consistent with this Agreement;

(v)subject to Section 5.02, exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties, other than is contemplated by the Berea Term Sheet;

(vi)subject to Section 5.02, object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code, other than is contemplated by the Berea Term Sheet; or

(vii)subject to Section 5.02, object to or commence any legal proceeding challenging the liens, claims, or adequate protection granted or proposed to be granted to the holders of Claims under the DIP Orders or the prepetition liens and claims of any Consenting Stakeholder, other than is contemplated by the Berea Term Sheet.

4.01.Commitments with Respect to the DIP Facility.

(a)Subject to the conditions set forth in the Restructuring Term Sheet, Equilibrium agrees to provide (or cause any of its designees, including any joint venture, to provide) its respective share of the DIP Facility on the terms and conditions set forth in the Restructuring Term Sheet and the DIP Loan Documents; provided, that upon the termination or expiration of this Agreement in accordance with its terms prior to the closing of the DIP Loan Documents, the commitments of Equilibrium made pursuant to this section 4.02(a) with respect to the DIP Facility shall terminate.

4.01.Commitments with Respect to Chapter 11 Cases.

(a)During the Agreement Effective Period, each Non-Company Party that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Non-Company Party, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above.

(b)Subject to Section 5.02, during the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

(c)MPL expressly waives and relinquishes any and all rights to any recovery or distribution on account of any Company Claim/Interest held by MPL, subject to the occurrence of the Effective Date.

(d)Mastronardi Berea expressly waives and relinquishes any and all rights to any recovery or distribution on account of any Company Claim/Interest arising out of the Berea Lease held by Mastronardi Berea, subject to entry of the Final Berea Order and the consummation of the Berea Transfer (each as defined in the Restructuring Term Sheet).

Section 5.    Additional Provisions Regarding the Parties’ Commitments.

5.01.Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Non-Company Party to consult with any other Non-Company Party, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Non- Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; and (c) prevent any Non-Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

5.02.For the avoidance of doubt, nothing in this Agreement shall affect or impair the Parties’ claims, liens, security interests, rights or remedies under (a) the DIP Loan Documents, including the DIP Credit Agreement or applicable DIP Order (including its right to declare an event of default, accelerate, terminate commitments, foreclose, or otherwise exercise any right or remedy provided for therein) or (b) the Stalking Horse Purchase Agreement.

Section 6.    Commitments of the Company Parties.

6.01.Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c)use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(d)negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents, the Berea Term Sheet and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e)use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(f)(i) provide counsel for the Non-Company Parties a reasonable opportunity to review draft copies of all First Day Pleadings and, (ii) to the extent reasonably practicable, provide a reasonable opportunity to counsel to any Non-Company Parties materially affected by such filing to review draft copies of other documents that the Company Parties intend to file with Bankruptcy Court, as applicable;

(g)initiate the Chapter 11 Cases in the Bankruptcy Court for the Southern District of Texas by no later than 11:59 p.m. prevailing Central Time on July 24, 2023, subject to the approval of the board of directors, board of managers, or similar governing body of the Company Parties in the exercise of their fiduciary duty and reasonable discretion;

(h)take all steps reasonably necessary or desirable to continue operations in the ordinary course of business at the Berea, Richmond, Morehead and Pulaski greenhouse facilities until such time as the operations and/or ownership for each applicable facility is transferred to a Non-Company Party or other third-party buyer pursuant to the 363 Sale or otherwise;

(i)take all steps reasonably necessary or desirable to deliver to Mastronardi Berea
(i) an executed counterpart to the Berea Term Sheet and (ii) the 9019 Motion prior to the Petition Date or the date of commencement of any other insolvency proceedings with respect thereto;

(j)use commercially reasonable efforts to obtain approval of the 9019 Motion (and related release of claims) by the Bankruptcy Court on an interim basis within five (5) calendar days following the Petition Date;

(k)use commercially reasonable efforts to obtain approval of the 9019 Motion (and related release of claims) by the Bankruptcy Court on a final basis within thirty-five (35) calendar days following the Petition Date; and

(l)take all steps reasonably necessary or desirable to transfer to Mastronardi Berea or its designee, free and clear of all liens or other encumbrances of any kind or nature, all right, title and interest of AppHarvest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, owned, held or used in or primarily related to the Berea Lease and/or the use and operation thereof, within sixty (60) days following the Petition Date.

6.02.Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement or the Plan;

(c)object to, or solicit, support, or encourage any objection to any Credit Bidding and Sale Provisions rights set forth in the DIP Documents;

(d)modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement, the Restructuring Term Sheet and the Berea Term Sheet in all material respects; and

(e)file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Restructuring Term Sheet, or the Berea Term Sheet.

Section 7.    Additional Provisions Regarding Company Parties’ Commitments.

7.01.Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement.

7.02.Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate unsolicited Alternative Restructuring Proposals;
(f)provide access to non-public information concerning any Company Party to any Entity that enters into a reasonable and customary Confidentiality Agreements or nondisclosure agreement with any Company Party; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided that the Company Parties shall provide counsel to the Required Consenting Stakeholder and the Mastronardi Parties reasonable updates on the status of discussions regarding any unsolicited Alternative Restructuring Proposal (subject to any applicable confidentiality restrictions) within five (5) Business Days of the Company Parties’ receipt of any such unsolicited Alternative Restructuring Proposal; provided further that, for the avoidance of doubt, nothing in this section 7.02 shall prevent the Company Parties from continuing the marketing process and/or otherwise seeking the highest and best price with respect to the 363 Sale or other transaction providing for the sale or disposition of the Richmond Assets, the Morehead Assets, the Pulaski Assets, or the Other Assets.

7.03.Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8. Transfer of Interests and Securities; Joinder.During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)in the case of any Company Claims/Interests, the authorized transferee is either
(1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder; and

(b)either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a. Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer; and

(c)such Transfer shall not violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses; provided that, this Section 8.01 shall not apply to the Required Consenting Stakeholder or any of its affiliates or designees in connection with any transfers related to structuring or closing the Restructuring Transactions, including the 363 Sale governed by the Stalking Horse Purchase Agreement and related credit bid.

8.02.Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03.This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that
(a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

8.04.This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05.Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 8.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 8.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

8.06.Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

8.07.Additional Consenting Stakeholders. Any holder of Company Claims/Interests that is not a party to this Agreement as of the Agreement Effective Date may, at any time after the Agreement Effective Date, become a Consenting Stakeholder by executing and delivering a Joinder to Counsel to the Company Parties and Counsel to the Required Consenting Stakeholder, pursuant to which such Entity shall be bound by the terms of this Agreement.

Section 9. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:

(a)it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

(b)it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c)such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e)solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 10. Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, on the Plan Effective Date:

(a)it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 11.    Termination Events.

11.01.Non-Company Party Termination Events. This Agreement may be terminated by each of the Non-Company Parties with respect to themselves (but not with respect to the other Non-Company Parties) by the delivery to the Company Parties of a written notice in accordance with Section 14.10 hereof upon the occurrence of the following events:

(a)the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Non-Company Parties seeking termination pursuant to this provision and (ii) remains uncured for five (5) Business Days after such terminating Non-Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)with respect to the Required Consenting Stakeholder and the Mastronardi Parties, any Milestone (as defined in the Restructuring Term Sheet) shall fail to occur by the date set forth in the Restructuring Term Sheet, unless such failure is due to delay in obtaining a hearing before the Bankruptcy Court;

(c)with respect to the Required Consenting Stakeholder and the Mastronardi Parties, the occurrence of any event of default under any of the DIP Loan Documents, including, without limitation, the DIP Credit Agreement or applicable DIP Order or the acceleration or maturity of the obligations or termination of commitments under the DIP Facility;

(d)with respect to the Required Consenting Stakeholder and the Mastronardi Parties, any Company Party’s entry into any new financing arrangement or arrangement or contract with respect to debtor-in-possession financing or cash collateral use other than the DIP Facility without the consent of the Required Consenting Stakeholder to the extent such new financing arrangement or arrangement or contract is adverse to the Required Consenting Stakeholder;

(e)the Bankruptcy Court grants relief that (i) is materially inconsistent with this Agreement or (ii) would materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions;

(f)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Non-Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(g)the Bankruptcy Court enters an order denying confirmation of the Plan; or

(h)the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholder, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code or dismissing such cases, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement.

11.02.EQ Term Sheet Termination Events. In addition to the Termination Events applicable to the Mastronardi Parties set forth in Section 11.01, this Agreement shall terminate automatically as to the Mastronardi Parties and Equilibrium with respect to themselves upon the termination of the EQ Term Sheet.

11.03.Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that remains uncured for a period of fifteen (15) Business Days after the receipt by the Consenting Stakeholders of notice of such breach;

(b)the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d)the Bankruptcy Court enters an order denying confirmation of the Plan that remains uncured for a period of fourteen (14) Business Days.

11.04.Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholder; (b) the Mastronardi Parties, and (c) each Company Party.

11.05.Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

11.06.Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the. Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 11.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Non-Company Parties from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Non-Company Party, or the ability of any Non- Company Party, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Non-Company Party. No purported termination of this Agreement shall be effective under this Section 11.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 11.02(b) or Section 11.02(d). Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section l 1.02(b).

Section 12.    Amendments and Waivers.

(a)This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12. This Section 12 may not be modified, amended, or supplemented without the consent of (i) each Company Party and (ii) each Non-Company Party.

(b)This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party and
(ii) the following Parties, solely with respect to any modification, amendment, waiver or supplement that adversely affects the rights of such Parties and unless otherwise specified in this Agreement: (A) Equilibrium, (B) the Mastronardi Parties and (C) any other Consenting Stakeholder; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Non-Company Party, then the consent of each such affected Non- Company Party shall also be required to effectuate such modification, amendment, waiver or supplement; provided further that, for the avoidance of doubt, as to Equilibrium, a modification, amendment, waiver, or supplement to sections 4.01(a) and (b) (with respect to the Required Consenting Stakeholder); 4.02(a); 5.01; 5.02; 6.02(c)–(e); 7.01–7.02; 11.01 (with respect to the Required Consenting Stakeholder); or 11.04 hereto shall constitute an adverse effect such that the written consent of Equilibrium shall be required to effectuate such modification, amendment, waiver, or supplement.

(c)Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(d)The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13. Mutual Releases and Exculpations.

13.01.Releases and Exculpations. The Consenting Stakeholders, the Mastronardi Parties, and the Company Parties agree to support inclusion of the Releases and Exculpations as set forth in Annex A of the Restructuring Term Sheet and the DIP Loan Documents in the Plan.

13.02.No Additional Representations and Warranties. Each of the Parties agrees and acknowledges that, except as expressly provided in this Agreement and the Definitive Documents, no other Party, in any capacity, has warranted or otherwise made any representations concerning any Released Claim (including any representation or warranty concerning the existence, nonexistence, validity, or invalidity of any Released Claim). Notwithstanding the foregoing, nothing contained in this Agreement is intended to impair or otherwise derogate from any of the representations, warranties, or covenants expressly set forth in this Agreement or any of the Definitive Documents.

13.03.Releases of Unknown Claims. Each of the Releasing Parties in each of the Releases contemplated to be included in the Plan pursuant to this Agreement expressly acknowledges that although ordinarily a general release may not extend to Released Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above Releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives and relinquishes any and all rights such Party may have or conferred upon it under any federal, state, or local statute, rule, regulation, or principle of common law or equity which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the Release or which may in any way limit the effect or scope of the Releases with respect to Released Claims which such Party did not know or suspect to exist in such Party’s favor at the time of providing the Release, which in each case if known by it may have materially affected its settlement with any Released Party. Each of the Releasing Parties expressly acknowledges that the Releases and covenants not to sue contemplated to be included in the Plan are to be effective regardless of whether those released matters or Released Claims are presently known or unknown, suspected or unsuspected, or foreseen or unforeseen.

13.04.Turnover of Subsequently Recovered Assets. Subject to the effectiveness of the Plan providing for the Releases, in the event that any Releasing Party (including any successor or assignee thereof and including through any third party, trustee, debtor in possession, creditor, estate, creditors’ committee, or similar Entity) is successful in pursuing or receives, directly or indirectly, any funds, property, or other value on account of any Claim, Cause of Action, or litigation against any Released Party that was released pursuant to the Release (or would have been released pursuant to the Release if the party bringing such claim were a Releasing Party), such Releasing Party (i) shall not commingle any such recovery with any of its other assets and (ii) agrees that it shall promptly turnover and assign any such recoveries to, and hold them in trust for, such Released Party.

13.05.Certain Limitations on Releases. For the avoidance of doubt, nothing in this Agreement and the Releases contemplated to be included in the Plan pursuant to this Section 13 shall or shall be deemed to result in the waiving or limiting by (a) the Company Parties, or any officer, director, member of any governing body, or employee thereof, of (i) any indemnification against any Company Party, any of their insurance carriers, or any other Entity, (ii) any rights as beneficiaries of any insurance policies, (iii) wages, salaries, compensation, or benefits, (iv) intercompany claims, or (v) any Interest held by a Company Party; (b) the Consenting Stakeholders or any administrative agent appointed under any financing document (except as may be expressly amended or modified by the Plan, or any other financing document under and as defined therein);
(c) the Mastronardi Parties or (d) any Party or other Entity of any post-Agreement Effective Date obligations under this Agreement or post-Plan Effective Date obligations under the Plan, the Confirmation Order, the Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claim or obligation arising under the Plan.

13.06.Covenant Not to Sue. Subject to effectiveness of the Plan providing for the Releases, each of the Releasing Parties hereby further agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other Entity in the commencement or prosecution of, whether directly, derivatively or otherwise, any Released Claims.

Section 14. Miscellaneous.

14.01.Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02.Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto, including the Restructuring Term Sheet and the Berea Term Sheet, is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and (a) the Restructuring Term Sheet, the Restructuring Term Sheet shall govern, (b) any DIP Loan Document, such DIP Loan Document shall govern, or (c) the Stalking Horse Purchase Agreement, the Stalking Horse Purchase Agreement shall govern.

14.03.Further Assurances. In accordance with the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.04.Complete Agreement. Except as otherwise explicitly provided herein, this Agreement, including the Restructuring Term Sheet, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement, the Berea Term Sheet and the EQ Term Sheet.

14.05.GOVERNING LAW; SUBMISSION TO JURISDICTION: SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06.TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07.Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Non-Company Parties, and in the enforcement or interpretation hereof,

is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Non-Company Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09.Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity.

14.10.Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
(a)if to a Company Party, to: AppHarvest, Inc.
401 W. Main Street, Suite 321
Lexington, KY 40507
Attention: Gary Broadbent, Chief Restructuring Officer E-mail address: gary.broadbent@appharvest.com with copies to:

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019
Attention: Anthony R. Grossi
Patrick Venter
E-mail address: agrossi@sidley.com
pventer@sidley.com

(b)if to Equilibrium:

Nick Houshower and Dave Chen CEFF II AppHarvest Holdings, LLC 411 NW Park Avenue
Portland, OR 97209 with copies to:
Buchalter
1000 Wilshire Boulevard
Suite 1500
Los Angeles, CA 90017

Attention: Julian Gurule
Paul S. Arrow Khaled Tarazi
E-mail addresses: jgurule@buchalter.com
parrow@buchalter.com ktarazi@buchalter.com

(c)if to MPL:

Richard Ball
c/o Mastronardi Produce Limited 2100 Road 4 East
Kingsville, ON N9Y 2E5 Canada

David Einstandig
c/o Mastronardi Produce-USA, Inc. 28700 Plymouth Road
Livonia, MI 48150 with copies to:
Davis Polk & Wardwell LLP 450 Lexington Avenue
New York, NY 10017 Attention: Leonard Kreynin
Eli J. Vonnegut Hailey W. Klabo
E-mail addresses: leonard.kreynin@davispolk.com
eli.vonnegut@davispolk.com hailey.klabo@davispolk.com

(d)if to Mastronardi Berea:

David Einstandig
c/o Mastronardi Produce-USA, Inc. 28700 Plymouth Road
Livonia, MI 48150

Peter van den Boom David Levin Johanna Waterous
c/o COFRA Amsterdam C.V. Jachthavenweg 111
1081 KM Amsterdam The Netherlands

with copies to:

Davis Polk & Wardwell LLP 450 Lexington Avenue
New York, NY 10017 Attention: Leonard Kreynin
Eli J. Vonnegut Hailey W. Klabo
E-mail addresses: leonard.kreynin@davispolk.com
eli.vonnegut@davispolk.com hailey.klabo@davispolk.com

and

Gibson, Dunn & Crutcher LLP 333 South Grand Avenue
Los Angeles, CA 90071 Attention: Robert Klyman
Andrew M. Herman
E-mail addresses: rklyman@gibsondunn.com
aherman@gibsondunn.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.Independent Due Diligence and Decision Making. Each Non-Company Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12.Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13.Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.14.Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.15.Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16.Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17.Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.18.Capacities of Non-Company Parties. Each Non-Company Party has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.19.Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 14 and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof. For the avoidance of doubt, the Parties acknowledge and agree that if this Agreement is terminated, Section 13 shall survive such termination, and any and all Releases shall remain in full force and effect.

14.20.Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 12, or otherwise, including a written approval by the Company Parties, the Mastronardi Parties or the Required Consenting Stakeholder, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties’ Signature Page to the Restructuring Support Agreement

APPHARVEST, INC. APPHARVEST OPERATIONS, INC. APPHARVEST FARMS, LLC
APPHARVEST MOREHEAD FARM, LLC APPHARVEST RICHMOND FARM, LLC APPHARVEST BEREA FARM, LLC APPHARVEST PULASKI FARM, LLC APPHARVEST DEVELOPMENT, LLC APPHARVEST TECHNOLOGY, INC. APPHARVEST PRODUCTS, LLC APPHARVEST FOUNDATION, LLC ROWAN COUNTY DEVELOPMENT, LLC

By: /s/ Gary Broadbent
Name: Gary Broadbent
Title: Chief Restructuring Officer

Signature Page to RSA

Consenting Stakeholder Signature Page to the Restructuring Support Agreement

CONSENTING STAKEHOLDER    CEFF II APPHARVEST HOLDINGS, LLC

By: EqCEF II, LLC, its Manager

By: /s/ Nicholas Houshower Name: Nicholas Houshower Title: Managing Director
E-mail address(es): houshower@eq-cap.com

Signature Page to
the Restructuring Support Agreement

MASTRONARDI PRODUCE LIMITED

By: /s/ Paul Mastronardi
Name: Paul Mastronardi
Title: President and Chief Executive Officer

Signature Page to
the Restructuring Support Agreement

MASTRONARDI BEREA LLC

By: /s/ Paul Mastronardi

Name: Paul Mastronardi
Title: President and Chief Executive Officer

EXHIBIT A

Company Parties

1.	AppHarvest, Inc.
2.	AppHarvest Operations, Inc.
3.	AppHarvest Farms, LLC
4.	AppHarvest Morehead Farm, LLC
5.	AppHarvest Richmond Farm, LLC
6.	AppHarvest Berea Farm, LLC
7.	AppHarvest Pulaski Farm, LLC
8.	AppHarvest Development, LLC
9.	Rowan County Development, LLC
10.	AppHarvest Technology, Inc.
11.	AppHarvest Products, LLC
12.	AppHarvest Foundation, LLC

EXHIBIT B

Restructuring Term Sheet

AppHarvest, Inc.

Restructuring Term Sheet July 24, 2023
This restructuring term sheet (the “Restructuring Term Sheet”) sets forth certain material terms of a proposed restructuring (the “Restructuring”) by AppHarvest, Inc. (“AppHarvest”) and its affiliates identified below (together with AppHarvest, collectively, the “Debtors”), which Restructuring will be consummated by the Debtors commencing chapter 11 cases to pursue a prearranged chapter 11 plan containing the terms set forth herein. This is the Restructuring Term Sheet referred to in, and appended to, the Restructuring Support Agreement dated as of July 24, 2023, (as amended, supplemented, or otherwise modified from time to time, the “RSA”), by and among (i) the Debtors, (ii) CEFF II AppHarvest Holdings, LLC (“Equilibrium”), (iii) Mastronardi Berea LLC (“Mastronardi Berea”) and (iv) Mastronardi Produce Limited (“MPL,” and collectively with the Debtors, Equilibrium, Mastronardi Berea and any party that joins the RSA, the “RSA Parties”).

This Restructuring Term Sheet is an expression of interest only, will not constitute an admission by any person or entity or an agreement to negotiate, and is not intended to and does not create any legal or equitable obligations on any party. The proposals contained herein are subject to the completion of definitive documentation acceptable to the parties, as well as required internal approvals for each party. This Restructuring Term Sheet is proffered in furtherance of settlement discussions and is entitled to protection from any use by or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.

FOR THE AVOIDANCE OF DOUBT, THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITIES OF APPHARVEST OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING HEREIN SHALL BE DEEMED TO BE THE SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN. THIS RESTRUCTURING TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE RESTRUCTURING.

Transaction Overview
Implementation
The Restructuring will be implemented through a prearranged chapter 11 case pursuant to (i) a plan of liquidation (the “Plan”) and (ii) a sale under 11 U.S. Code § 363 (“363 Sale”), to be proposed by the Debtors in the cases (the “Chapter 11 Cases”) commenced by the Debtors under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in order to effectuate the transactions set forth herein (the “Restructuring Transactions”).
The Restructuring Transactions shall include (i) the wind-down of the Debtors, (ii) the transfer of control of the operations of AppHarvest Berea along with ownership of certain assets and liabilities associated with the operation of AppHarvest Berea[1] to Mastronardi Berea (the “Berea Transfer”) pursuant to the term sheet attached hereto as Annex B
(the “Berea Term Sheet”), and (iii) the distribution of assets and proceeds from certain

1 “AppHarvest Berea” means that certain 40-acre CEA facility located in Berea, Kentucky and leased by AppHarvest Berea Farm, LLC.

claims and causes of action that will be transferred to a Plan Administrator (as defined below) for distribution pursuant to the Plan. Notwithstanding anything to the contrary herein, the Berea Term Sheet and the Final Berea Order (as defined below) shall govern the Berea Transfer in all respects.
As a condition precedent to its obligations under this Restructuring Term Sheet, Equilibrium or its designee shall have (x) purchased the Morehead Facility Claims on terms and conditions acceptable to Equilibrium, and (y) as the Stalking Horse Purchaser, entered into a binding term sheet (the “EQ Term Sheet”) with Mastronardi Produce- USA, Inc. (“Mastronardi Produce-USA”) providing that Equilibrium will enter into a lease agreement with an affiliate of Mastronardi Produce-USA providing for the go- forward lease of the Richmond Assets and Morehead Assets to such affiliate in the event that the Stalking Horse Purchaser is the successful bidder on terms and conditions acceptable to the Stalking Horse Purchaser.

Debtors
AppHarvest, Inc.; AppHarvest Operations, Inc; AppHarvest Richmond Farm, LLC; AppHarvest Farms, LLC; AppHarvest Technology, Inc.; AppHarvest Morehead Farm, LLC; AppHarvest Pulaski Farm, LLC (“AppHarvest Pulaski”); AppHarvest Development, LLC; AppHarvest Products, LLC; AppHarvest Foundation, LLC; Rowan County Development, LLC; and AppHarvest Berea Farm, LLC.

DIP Financing
The Chapter 11 Cases shall be financed by a $29.6 million secured debtor-in-possession delayed draw term loan credit facility (the “DIP Facility,” and the claims arising thereunder, the “DIP Claims”), to be provided by Equilibrium (inclusive of the amount of rolled up outstanding loans under the Bridge Facility, the “DIP Facility Loans,” and Equilibrium, in such capacity, the “DIP Lender”).
For purposes hereunder, the “Bridge Facility” shall mean that certain Secure Promissory Note and Loan Agreement dated as of July 19, 2023, by and between AppHarvest, as borrower and Equilibrium, as lender.

Plan Administrator
A plan administrator (the “Plan Administrator”) shall be appointed upon the effective date of the plan (the “Plan Effective Date”), with all remaining assets of the Debtors transferred to the Plan Administrator to administer in accordance with the Plan.
The Debtors and RSA Parties shall negotiate, in good faith, (x) a plan administrator agreement, which shall provide the Plan Administrator the ability to retain advisors and retain certain of the Debtors’ employees necessary for the winddown process, and (y) a budget for the fees and expenses associated with the post-Plan Effective Date winddown process, including payment of allowed administrative claims and insurance (the “Winddown Budget”).

363 Sale
Subsequent to the filing of the Chapter 11 Cases, the Debtors shall continue the marketing process with respect to the 363 Sale of the Debtors’ land and greenhouse facilities, and other assets, located in Richmond, Kentucky (the “Richmond Assets”), Morehead, Kentucky (the “Morehead Assets”) and Pulaski, Kentucky (the “Pulaski Assets”).
The Debtors shall support and not contest the Stalking Horse Purchaser’s exercise of its rights to “credit bid” pursuant to section 363(k) of the Bankruptcy Code all or any portion of its allowed secured claims against the Richmond Assets, the Morehead Assets, and any other assets of the Debtors’ upon which Equilibrium or any of its affiliates hold a lien or security interest.
The Debtors shall take all steps reasonably necessary or desirable to continue operations in the ordinary course of business at the Berea, Richmond, Morehead and Pulaski

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greenhouse facilities until such time as the operations and/or ownership for each applicable facility is transferred to a non-Debtor RSA Party or other third-party buyer pursuant to the 363 Sale or otherwise.

363 Sale
363 Sale / Stalking Horse
The Debtors and Equilibrium or its designee (in such capacity, the “Stalking Horse Purchaser”) shall enter into a binding stalking horse purchase agreement (the “Stalking Horse APA”) providing for the purchase and sale of the Richmond Assets and Morehead Assets. The purchase price consideration provided for under the Stalking Horse APA shall be comprised of (a) a credit bid with respect to the Richmond Assets in the amount provided for in the Stalking Horse APA and (b) a credit bid with respect to the Morehead Assets in the amount provided for in the Stalking Horse APA.

The Stalking Horse APA shall include terms and conditions customarily found in stalking horse purchase agreements of this type, including, without limitation, a reasonable break- up fee and expense reimbursement provisions and the right to designate executory contracts and unexpired leases to assume or reject.

The Debtors shall continue their prepetition marketing and sale process after the filing of the Chapter 11 Cases and obtain a Bidding Procedures Order[2] and Sale Order[3] approving the Sale Transactions.[4] The Sale Order shall provide for the sale of the Richmond Assets free and clear of the Dalsem/COFRA mechanics’ lien pursuant to Bankruptcy Code section 363(f).

The Stalking Horse APA and associated Sale Order shall provide that any claims and causes of action against Dalsem/COFRA shall be transferred to the Stalking Horse Purchaser or prosecuted by the Plan Administrator, at Equilibrium’s sole discretion.

DIP Facility
DIP Facility Overview
The DIP Facility shall be made available in three draws over the term of the DIP Facility. An initial maximum aggregate amount of $8 million (the “Interim Advance”) shall be made available to the DIP Borrower following entry of the interim debtor-in-possession financing order (the “Interim Order”). Subject to entry of the final debtor-in-possession financing order (the “Final Order,” and together with the Interim Order, the “DIP Orders”), DIP Borrower shall have access to two additional draws (each, a “Subsequent Loan”), with the first Subsequent Loan equal to $4 million and the balance available as a second Subsequent Loan. The obligation of the Lender to make the second Subsequent
Loan is subject to certain conditions as set forth in section 4.2 of the Senior Secured Super-

2 “Bidding Procedures Order” means an order of the Bankruptcy Court, in form and substance acceptable to the DIP Lender, approving the Stalking Horse APA and bidding and sale procedures acceptable to the DIP Lender. The Bidding Procedures Order shall provide that any qualified bid for the Richmond Assets and Morehead Assets shall provide for the purchase of both facilities.
3 “Sale Order” means an order of the Bankruptcy Court, in form and substance acceptable to the DIP Lender, approving pursuant to section 363 of the Bankruptcy Code one or more sales of, collectively, all or substantially all of the assets of the Debtors to one or more purchasers on terms and conditions acceptable to the DIP Lender.
4 “Sale Transaction” or “Sale Transactions” means the sale of substantially all of the assets contemplated by the Stalking Horse APA on terms and conditions acceptable to the DIP Lender.

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Priority Debtor-in-Possession Credit Agreement, dated as of July 24, 2023, between Equilibrium and the Debtors (the “DIP Credit Agreement”).
Pending the entry of the Final Order, the DIP Lender shall be afforded all of the protections contained in the Interim Order.
The DIP Orders and DIP Loan Documents[5] shall (a) contain customary terms for debtor- in-possession financing transactions of this type, including, without limitation, those terms set forth in this term sheet and (b) shall be acceptable in form and substance to the DIP Lender in all respects.

DIP Borrower	AppHarvest, as debtor and debtor-in-possession (the “DIP Borrower”) under Chapter 11 of the Bankruptcy Code, in the jointly administered cases of the DIP Borrower and its affiliates.
DIP Guarantors	All obligations under the DIP Facility and the other DIP Loan Documents shall be unconditionally guaranteed by each subsidiary of the DIP Borrower that is a Debtor.
DIP Lenders
Equilibrium; provided that, Mastronardi Berea (or an affiliate thereof) may elect to participate as an additional DIP Lender, on terms reasonably acceptable to the DIP Lender, in the event that the DIP Facility Loans are not sufficient to maintain operations at the Berea facility.

Use of DIP Proceeds and Cash Collateral:
The DIP Facility Loans and Cash Collateral (as defined below) may be used for:

i.post-petition working capital purposes of the Debtors;

ii.current interest, fees, and expenses under the DIP Facility;

iii.payment of adequate protection expenses for the Prepetition Lenders;

iv.the allowed administrative costs and expenses of the Chapter 11 Cases; or

v.as otherwise agreed by the DIP Lender;

in each case, solely in accordance with the applicable DIP Budget (as defined below).

For the avoidance of doubt, the Debtors shall not use any proceeds of the DIP Facility or Cash Collateral for purposes outside of the DIP Budget.

All cash and cash equivalents of the Debtors, whenever or wherever acquired, and the proceeds of all collateral pledged to the DIP Lender constitute cash collateral, as contemplated by section 363 of the Bankruptcy Code (“Cash Collateral”).

DIP Facility Interest Rate and Fees	Interest Rate: 12.0% per annum payable in kind Default Rate: 3.0% per annum payable in kind

5 “DIP Loan Documents” means, collectively, the DIP Orders, the DIP Facility Loans and the DIP Credit Agreement and related security agreements and other documents required or requested by the DIP Lender to be executed or delivered by or in connection with the DIP Credit Agreement (each as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof) and each of which shall be reasonably acceptable in form and substance to the DIP Lender.

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Upfront Fee: 3.0% payable in kind Exit Fee: 5.0% The DIP Facility shall provide for the payment of all reasonable and documented fees, costs, and expenses of the DIP Lender and DIP Lender.
Priority and Security
The obligations arising under the DIP Facility shall constitute super-priority administrative and priority claims against each of the Debtors (junior and subordinate only to the Carve- Out).
The obligations under the DIP Facility shall be secured as follows (junior and subordinate only to the Carve-out):
i.by senior, first-priority liens and security interests on all unencumbered assets of the Debtors;

ii.by senior, first-priority priming liens and security interests on all assets that constitute Prepetition Collateral under the Richmond Facility and the Morehead Facility (and the collateral securing the Bridge Facility (if any) and up to $9.9 million of the collateral securing the GNCU Facility6); and

iii.by junior liens and security interests on all other assets of the Debtors (the “DIP Collateral”).

For the avoidance of doubt, the Transferred Assets (as defined in the Berea Term Sheet), do not constitute DIP Collateral and any liens on the Transferred Assets securing the DIP Facility shall be automatically released upon the transfer thereof to the Operating Entity (as defined in the Berea Term Sheet) or other applicable entity as provided for in the Berea Term Sheet; provided that any proceeds received in connection with the Transferred Assets (as defined in the Berea Term Sheet) upon entry of the Final Berea Order (the “Berea Proceeds”) shall be DIP Collateral, with any DIP liens on the Berea Proceeds released upon payment in full in cash, or satisfaction in full through use of a credit bid, of the DIP Facility; provided further that the first $1 million of any Berea Proceeds shall reduce, dollar for dollar, the aggregate DIP Facility availability. For the avoidance of doubt, any accounts receivable due from Mastronardi to the Debtors shall not constitute DIP Collateral.

Lien on Avoidance Actions	Subject to entry of the Final Order, the collateral securing the DIP Facility Loans shall include a lien on avoidance action proceeds.
Adequate Protection
As adequate protection for any diminution in the value of their interest in their collateral resulting from Debtors’ use of any prepetition secured creditor’s prepetition collateral (the “Prepetition Collateral”), the Debtors shall (a) grant to each of the Prepetition Lenders[7], respectively, replacement liens on all of the Prepetition Collateral as set forth in each Prepetition Lender’s respective prepetition security documents (junior and subordinate only to the Carve-Out), (b) provide for super-priority administrative claims for the benefit of the Prepetition Lenders (junior and subordinate only to the Carve-Out), and (c) timely pay the reasonable and documented fees and expenses of each Prepetition Lender.

6 “GNCU Facility” means any indebtedness under, or documents or obligations relating to that certain Credit Agreement, dated as of July 29, 2022, by and among Greater Nevada Credit Union, AppHarvest Operations, Inc., and AppHarvest Pulaski Farm, LLC (as amended or supplemented prior to the date hereof).
7 “Prepetition Lenders” means (a) with respect to the Richmond Facility, Equilibrium, and (b) with respect to the Morehead Facility, the Stalking Horse Purchaser.

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Debtors’ Stipulations / Releases
The DIP Orders shall contain (a) customary stipulations and acknowledgments by the Debtors with respect to, inter alia, the extent, validity, and perfection of the respective claims, liens, and security interests in the Prepetition Collateral of the Prepetition Lenders and (b) customary releases for Equilibrium and Rabo AgriFinance LLC (“Rabo”) and their respective Related Parties.

DIP Budget[8]
The Debtors shall deliver a rolling 13-week forecast of projected receipts, disbursements, net cash flow, liquidity, loans and availability for the consecutive 13-week period immediately following the Petition Date, set forth on a weekly basis, which shall be acceptable to the DIP Lender in its sole discretion (the “Initial DIP Budget”). Beginning on the second week after the Petition Date and on the date that is every other week after each such prior delivery date, a rolling 13-week forecast of projected receipts, disbursements, net cash flow, liquidity, loans and availability for the consecutive 13-week period immediately following such delivery date (each such subsequent budget, a “Revised DIP Budget”, and collectively with the Initial DIP Budget, the “DIP Budget”).
Any updates to the DIP Budget delivered after the Petition Date shall be acceptable to the DIP Lender in its sole discretion, it being understood that no changes shall be made in any such DIP Budget with respect to any periods that were included in a previously delivered DIP Budget without the prior written consent of the DIP Lender. For the avoidance of doubt, until a Revised DIP Budget is approved by the DIP Lender (in its sole discretion), the previously delivered and approved DIP Budget shall remain in effect for all purposes, including variance testing and reporting.
The Debtors shall deliver to the DIP Lender a weekly DIP variance report and reconciliation in a form acceptable to the DIP Lender on Tuesday of each week for the prior week and for the period from the commencement of the first DIP Budget to the end of the prior week in each case showing actual results for the following items: (1) receipts,
(2) disbursements, (3) net operating cash flow, (4) liquidity, and (5) loan balances, noting therein variances from values set forth for such periods in the most recent DIP Budget for the immediately prior week or, for net operating cash flow, for the immediately prior two week time period covered by the applicable DIP Budget on a cumulative basis and providing an explanation for all material variances, certified by the chief financial officer of the Debtors.
The DIP Facility shall contain DIP Budget variance testing and default provisions customary for debtor-in-possession facilities of this type, including, without limitation:
i.cash collections shall meet or exceed 85% of amount projected in DIP Budget (tested weekly);

ii.methodology disbursements, including payroll and related expenses, shall not exceed 115% of amounts projected in DIP Budget (tested weekly);

iii.total non-methodology disbursements shall not exceed 110% of amounts projected in DIP Budget (tested weekly);

iv.non-operating disbursements shall not exceed 105% of amounts projected in DIP Budget (tested weekly);

8 To the extent there are any inconsistencies between the terms of the “DIP Budget” section of this Restructuring Term Sheet and the DIP Credit Agreement, the terms of the DIP Credit Agreement shall control.

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v. cumulative operating cash flow shall meet or exceed 90% of amounts projected in DIP Budget (tested at all times).
Closing Date
The first business date on which the DIP Conditions Precedent below shall have been satisfied (the “Closing Date”) and the making of the Interim Advance shall have occurred; provided that, the Closing Date shall occur by no later than July 28, 2023.

DIP Conditions Precedent
The availability of the Interim Advance shall be subject to the satisfaction (or waiver by the DIP Lender) of the following conditions (the “Interim Closing Conditions”):

i.Delivery and execution of the DIP Loan Documents in form and substance acceptable to the DIP Lender in all respects;

ii.The Stalking Horse Purchaser shall have entered into the EQ Term Sheet;

iii.The Stalking Horse Purchaser shall have purchased Rabo’s secured claims with respect to the Morehead facility on terms and conditions acceptable to the Stalking Horse Purchaser;

iv.The Petition Date shall have occurred;

v.No later than three (3) business days after the Petition Date, the Bankruptcy Court shall have entered the Interim Order granting the super-priority claim status and the liens and security interests contemplated hereby and authorizing the DIP Facility in an amount not less than the Interim Advance, which order (a) shall be in full force and effect and shall not have been, in whole or in part, vacated, reversed, stayed, or set aside, and (b) shall not have been modified or amended in a manner adverse to the DIP Lender without the consent of the DIP Lender;

vi.No later than three (3) business days after the Petition Date, the Bankruptcy Court shall have entered the First Day Orders, which shall be in form and substance acceptable to the DIP Lender;

vii.Delivery of (a) customary evidence of organizational authority and other evidence of corporate authorization (including applicable constituent documents and authorizations of the board of directors of the Debtors), (b) customary officer’s certificates, and (c) good standing certificates in jurisdictions of formation;

viii.The payment in full by the Borrower on, or concurrently with, the Closing Date of all out-of-pocket fees, expenses and other amounts payable to the DIP Lender in connection with the DIP Facility;

ix.All governmental consents and approvals necessary in connection with the transactions referred to herein shall have been obtained and be effective;

x.All representations and warranties are true and correct in all material respects and no events of default shall have occurred or be continuing;

xi.Delivery of the Initial DIP Budget which shall be in form and substance acceptable to the DIP Lender;

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xii.No Material Adverse Change[9] shall have occurred since the Petition Date; and

xiii.No unstayed order or injunctions challenging the DIP Facility shall have been entered.

The availability of advances subsequent to the Interim Advance shall be subject to the satisfaction (or waiver by the DIP Lender) of the following conditions:

i.The Bankruptcy Court shall have entered the Final Order which (a) shall be in full force and effect and shall not have been, in whole or in part, vacated, reversed, stayed, or set aside and (b) shall not have been modified or amended in a manner adverse to the DIP Lender without the consent of the DIP Lender;

ii.Delivery of an update to the DIP Budget, which shall be in form and substance acceptable to the DIP Lender;

iii.All representations and warranties are true and correct in all material respects and no default or events of default shall have occurred or be continuing;

iv.(a) Each of the Interim Closing Conditions shall have been timely satisfied or waived and (b) as of the date of any requested subsequent advance, each Interim Closing Condition shall be satisfied (or waived by the DIP Lender); and

v.The Debtors have satisfied all applicable Milestones on a timely basis.

Waiver and Modification of Automatic Stay
The automatic stay shall be modified to the extent necessary to permit the DIP Lender to
(a) perfect the DIP liens and (b) upon four (4) business days’ notice to the Debtors, any creditors’ committee, if any, and the U.S. Trustee exercise remedies upon the occurrence of an event of default under the DIP Orders and DIP Loan Documents.

Section 506(c), Section 552(b), and Marshalling Waivers
Subject to entry of the Final Order, the DIP Orders shall contain customary waivers with respect to sections 506(c) and 552(b) of the Bankruptcy Code and the doctrine of marshalling for the benefit of the DIP Lender and Prepetition Lenders.

Representations and Warranties	Each of the Debtors under the DIP Loan Documents shall make representations and warranties that are standard and customary in loan documents for similar debtor-in- possession financings.
Prepayments
The DIP Borrower may voluntarily, at any time, prepay, in whole or in part, without prepayment or penalty, any of the DIP Obligations and/or reduce the commitments under the DIP Facility at par plus accrued interest, fees, costs, and expenses.
The DIP Facility shall provide for a right of first refusal for the DIP Lender in the event the Debtors receive a binding commitment for alternative DIP financing.

Affirmative and Negative Covenants	The DIP Loan Documents shall contain affirmative and negative covenants customarily found in loan documents for similar debtor-in-possession financings.

9 Material Adverse Change” means a material adverse change in (a) the validity or enforceability of the DIP Loan Documents or the validity or enforceability of the claims, liens, or security interests granted thereby or the rights or remedies intended or purported to be granted to the DIP Lender pursuant thereto, or (b) the ability of any Debtor to perform any material obligation under the DIP Loan Documents or carry out the transactions contemplated by the DIP Loan Documents.

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Events of Default	The DIP Facility shall include events of default customarily found in loan documents for similar debtor-in-possession financings.
Maturity Date
The earlier to occur of (a) the date that is seventy-five (75) days after the Petition Date,
(b) the Plan Effective Date, and (c) the date of delivery of an acceleration notice or the occurrence of an acceleration event under the DIP Facility.

Indemnification	The DIP Facility shall contain indemnification provisions customary for similar debtor-in- possession financing facilities.
Governing Law	The laws of the State of New York (excluding the laws applicable to conflicts or choice of law), except as governed by the Bankruptcy Code.
Carve-Out
The DIP Orders shall provide for a customary, agreed funded budget for the Debtors’ professionals that will be subject to a carve-out of the superpriority claims and liens of the DIP Lender (the “Carve-Out”).

(a)Generally. The liens securing the DIP Facility shall be subject to the payment, without duplication, of the following fees and expenses from any of the loan proceeds of the DIP Facility or proceeds resulting from liquidation of DIP Collateral:

(i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee for the Southern District of Texas, Houston Division (the “U.S. Trustee”) under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under sections 726(b) and 1183(a) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to sections 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and any Committee pursuant to sections 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Lender of a Carve-Out Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Notice; provided, that, the Allowed Professional Fees of the Committee Professionals shall not at any time exceed the aggregate amount of the fees and expenses identified in the DIP Budget for such Committee Professionals covering the period of time commencing on the date of the Committee’s retention of such Committee Professional and the date of delivery of the Carve-Out Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $1,500,000 after delivery of the Carve-Out Notice until the case is converted to chapter 7 or dismissed incurred after the first business day following delivery by the DIP Lender of the Carve-Out Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve-Out Notice Cap”).

(b)“Carve-Out Notice” means a written notice (which may be by email) by the DIP Lender to the Debtors, Debtors’ counsel, and the U.S. Trustee, and counsel to any Committee stating that the Post Carve-Out Notice Cap has been invoked, which notice may be delivered only following the occurrence and during the continuation of an Event of Default.

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(c) Termination Declaration Date. As used herein, the term “Termination Declaration Date” means the day on which a Carve-Out Notice is given by the DIP Lender to the Debtors with a copy to counsel to the Committee.

(d)Payment of Carve-Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve-Out on a dollar-for-dollar basis. Any funding of the Carve-Out shall be added to, and made a part of, the obligations under the DIP Facility secured by the DIP Collateral and shall be otherwise entitled to the protections granted under the DIP Orders, the DIP Loan Documents, the Bankruptcy Code, and applicable law.

Reservation of Rights. The DIP Lender reserves its rights to object to the allowance of any fees and expenses, including without limitation any fees and expenses of any Professional Person. The payment of any fees or expenses of any Professional Person pursuant to the Carve-Out shall not, and shall not be deemed to (i) reduce any Debtor’s obligations owed to any of the DIP Lender or the Prepetition Lenders, or (ii) modify, alter or otherwise affect any of the liens and security interests of such parties in the DIP Collateral or Prepetition Collateral (or their respective claims against any Debtor).

Treatment of Claims and Interests in the Restructuring
Holders of claims against and equity interests in the Debtors will receive the following treatment in full and final satisfaction of such claims and interests, which shall be released and discharged under the Plan, except as otherwise set forth herein.

Administrative and Priority Claims
On the Plan Effective Date, each holder of an allowed administrative, priority tax or other priority claim (the “Administrative and Priority Claims”) shall have such claim satisfied in full in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

DIP Claims
On the Plan Effective Date, the holder of a claim under the DIP Facility (the “DIP Claims”) shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such claim, up to the amount of the Allowed DIP Claims, (i) the proceeds of the 363 Sale or any other sale of DIP Facility collateral and (ii) in the event that the DIP Lender determines to exercise its rights to credit bid resulting in a sale of DIP Facility collateral to the DIP Lender or its designee, ownership of such assets; provided that, for the avoidance of doubt, with respect to clause (ii) above, such satisfaction, compromise, settlement, release and discharge of the DIP Claims shall be equal to and not exceed the amount of the applicable credit bid by the DIP Lender with respect to such assets.

Other Secured Claims
Treatment: On the Plan Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Secured Claim and the Debtors agree to less favorable treatment for such Holder, in full and final satisfaction of the Allowed Other Secured Claim, each Holder thereof will receive: (i) payment in full in Cash;[10] (ii) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (iii) reinstatement of such Claim; or (iv) such other treatment rendering such Claim Unimpaired.
“Other Secured Claim” means any Claim against a Debtor where, pursuant to section
506(a) of the Bankruptcy Code, the Claim is secured by a valid, perfected, and enforceable

10 “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

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Lien that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law in or upon any right, title, or interest of the Debtor in and to property of the Estate, to the extent of the value of the Debtor’s interest in such property as of the relevant determination date.
Voting: Unimpaired; Not Entitled to Vote (Deemed to Accept)

Other Priority Claims
Treatment: On the Plan Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Priority Claim and the Debtors agree to less favorable treatment for such Holder, in full and final satisfaction of the Allowed Other Priority Claim, each Holder thereof will receive: (i) payment in full in Cash; or (ii) such other treatment rendering such Claim Unimpaired.
“Other Priority Claim” means a Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
Voting: Unimpaired; Not Entitled to Vote (Deemed to Accept)

GNCU Facility Claims
Treatment: On the Plan Effective Date, each holder of an allowed claim under that certain loan agreement by and among AppHarvest Pulaski Farm, LLC, AppHarvest Operations, Inc., and Greater Nevada Credit Union (“GNCU”), dated as of July 29, 2022 (as amended or supplemented prior to the date hereof, the “GNCU Credit Agreement”, the credit facility governed thereby, the “GNCU Facility” and the claims thereunder, the “GNCU Facility Claims” and the collateral with respect thereto, the “GNCU Collateral”) shall receive (i) any proceeds of the 363 Sale up to the amount of the Allowed GNCU Facility Claims, or (ii) in the event that GNCU determines to exercise its rights to credit bid resulting in a sale to of the Pulaski Assets to GNCU, ownership of such assets.
Voting: Impaired; Entitled to Vote

Richmond Facility Claims
Treatment: On the Plan Effective Date, each holder of an allowed claim under that certain credit agreement by and between AppHarvest Richmond Farm, LLC and CEFF II AppHarvest Holdings, LLC, dated as of July 23, 2021 (as amended by that certain First Amendment to Credit Agreement, dated as of July 29, 2021, that certain Second Amendment to Credit Agreement, dated as of July 29, 2022, that certain Waiver and Third Amendment to Credit Agreement, dated as of December 21, 2022, and as further amended or supplemented from time to time prior to the date hereof, the “Richmond Credit Agreement”, the credit facility governed thereby, the “Richmond Facility” and the claims thereunder, the “Richmond Facility Claims” and the collateral with respect thereto, the “Richmond Collateral”) shall receive (i) the proceeds of the 363 Sale up to the amount of the Allowed Richmond Facility Claims, or (ii) in the event that such holder determines to exercise its rights to credit bid resulting in a sale to the Stalking Horse Purchaser of the Richmond Assets, ownership of such assets.
Voting: Impaired; Entitled to Vote

Morehead Facility Claims
Treatment: On the Plan Effective Date, each holder of an allowed claim under that certain credit agreement by and between AppHarvest Morehead Farm, LLC, and Rabo AgriFinance LLC, dated as of June 15, 2021 (as amended by that certain First Amendment to Master Credit Agreement, dated as of March 31, 2023 and as further amended or supplemented from time to time prior to the date hereof, the “Morehead Credit Agreement”, the credit facility governed thereby, the “Morehead Facility” and the claims thereunder, the “Morehead Facility Claims” and the collateral with respect thereto, the “Morehead Collateral”) shall receive (i) the proceeds of the 363 Sale up to

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the amount of the Allowed Morehead Facility Claims, or (ii) in the event that such holder determines to exercise its rights to credit bid resulting in a sale to such holder of the Morehead Assets, ownership of such assets.
Voting: Impaired; Entitled to Vote

General Unsecured Claims
Treatment: On the Plan Effective Date, each holder of an allowed unsecured claim that is not an Administrative Claim or Other Priority Claim (each, a “General Unsecured Claim”) shall not receive any distribution on account of such claims.
Voting: Impaired; Not Entitled to Vote (Deemed to Reject)

Intercompany Claims:	On the Plan Effective Date, all Intercompany Claims shall be released without any distribution on account of such claims. Voting: Impaired; Not Entitled to Vote (Deemed to Reject)
Existing Equity Interests
Treatment: On the Plan Effective Date, the existing equity interests of AppHarvest (the “Existing Equity Interests”) shall be discharged, cancelled, released, and extinguished, and will be of no further force or effect.
Voting: Impaired; Not Entitled to Vote (Deemed to Reject)

510(b) Claims
On the Plan Effective Date, all 510(b) Claims shall be cancelled, released, discharged, and extinguished and will be of no further force or effect, and holders of such claims will not receive any distribution on account of such claims.
Voting: Impaired; Not Entitled to Vote (Deemed to Reject)

Intercompany Interests
Treatment: On the Effective Date, all Intercompany Interests shall be canceled, released, and extinguished, and will be of no further force or effect, and Holders of such Intercompany Interests shall not receive any distribution under the Plan on account of such Interest.
Voting: Impaired; Not Entitled to Vote (Deemed to Reject)

Other Terms of the Restructuring and the Plan
Executory Contracts and Unexpired Leases
The Debtors shall prepare a list of executory contracts and unexpired leases (and any allowed rejection damage claims associated therewith) and the costs to cure any defaults under the assumed contracts and unexpired leases in connection with the 363 Sale.
The Debtors shall not reject the Marketing Agreement[11] and no claims arising out of the Marketing Agreement shall be released unless and until (a) the Stalking Horse Purchaser consummates its purchase of the Richmond Assets and/or the Morehead Assets pursuant to the 363 Sale, at which time the Marketing Agreement shall terminate as to the purchased Asset(s) and all claims arising out of the Marketing Agreement related to such Asset(s) shall be released concurrently therewith or (b) the Effective Date occurs, at which time the Marketing Agreement will be rejected and all claims arising thereunder released; provided that the RSA shall be effective as to MPL at the applicable time in clauses (a) and (b).

Site-Level Oversight
The Debtors shall permit and cooperate with any reasonable site-level and operational inspections and input supplied by designated agents of the DIP Lender, including, without limitation, Food Ventures.

11 “Marketing Agreement” means that certain Purchase and Marketing Agreement, by and among AppHarvest and Mastronardi, dated as of March 28, 2019 (as amended or supplemented prior to the Petition Date).

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Milestones
Each of the Debtors shall agree to comply with the following deadlines (each of which may be extended with the prior written consent of the RSA Parties without further order of the Bankruptcy Court) (collectively, the “Milestones”):

i.The Bankruptcy Court shall have entered the Interim Order by the date that is no later than three (3) business days after the Petition Date.

ii.The Bankruptcy Court shall have entered the Interim Berea Order[12] by the date that is no later than five (5) business days after the Petition Date.

iii.The Debtors shall have filed the motion seeking entry of the Bidding Procedures Order and Sale Order (the “Bidding Procedures Motion”) by no later than three (3) days after the Petition Date.

iv.The Bankruptcy Court shall have entered the Bidding Procedures Order by no later than twenty-one (21) days after the filing of the Bidding Procedures Motion.

v.The Bankruptcy Court shall have entered the Final Order by the date that is no later than twenty-eight (28) days after the Petition Date.

vi.The Bankruptcy Court shall have entered the Final Berea Order[13] by the date that is no later than thirty-five (35) days after the Petition Date.

vii.The Bankruptcy Court shall have entered the Sale Order by no later than forty-five
(45) days after the Petition Date.

viii.The Debtors shall have closed the Sale Transaction by no later than fifty (50) days after the Petition Date.

ix.The Bankruptcy Court shall have confirmed the Debtors’ Plan by no later than sixty
(60) days after the Petition Date.

The DIP Loan Documents shall provide that any failure to timely satisfy any Milestone (which failure is not waived by the DIP Lender) shall be an event of default under the DIP Facility.

Conditions to Effectiveness
The occurrence of the Plan Effective Date shall be subject to the satisfaction of certain conditions precedent acceptable to the RSA Parties, including the following:
•The bankruptcy court shall have entered the Final Order, in form and substance acceptable to the DIP Lender, and the Final Order shall not have been vacated, stayed, or modified without the prior written consent of each of the DIP Lender and there shall be no default or event of default existing under the DIP Facility;
•All financing necessary for the Plan shall have been obtained, and any documents related thereto shall have been executed, delivered, and be in full force and effect (with all conditions precedent thereto, other than the occurrence of the Plan

12 “Interim Berea Order” means an interim order of the Bankruptcy Court approving the Berea Term Sheet.
13 “Final Berea Order” means a final, non-appealable order of the Bankruptcy Court approving the Berea Term Sheet.

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Effective Date or certification by the Debtors that the Plan Effective Date has occurred, having been satisfied or waived);
•All related expenses shall have been paid in full in cash in accordance with the terms and conditions set forth in this Term Sheet and the Final Order;
•All requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, to the extent required;
•All documents contemplated hereby to be executed and delivered on or before the Plan Effective Date shall have been executed and delivered, including the plan administrator agreement;
•The bankruptcy court shall have entered the Confirmation Order, which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified, unless waived by the RSA Parties; and
•The Berea Transfer shall have been fully consummated in accordance with the Berea Term Sheet and the Final Berea Order.
The conditions to effectiveness may be waived, in whole or in part, in writing by the Debtors and the RSA Parties (in their respective sole and absolute discretion); provided that the condition precedent concerning the Berea Transfer may only be waived in whole or in part by the Debtors and Mastronardi Berea.

Means for Plan Implementation
On the Plan Effective Date, the Debtors’ winddown process shall be funded by (i) the net sale proceeds and (ii) any other cash or other assets then held by the Debtors, less the amount necessary to satisfy the claims of the Prepetition Lenders, DIP Claims, professional fee claims, administrative expense claims, and other secured claims, as set forth herein.

Releases and Indemnities
The Plan shall provide for customary releases (including third party releases) and exculpations for key stakeholders including each of the RSA Parties to the maximum extent permitted under applicable law, as set forth in Annex A attached hereto.
In exchange for the treatment set forth herein, each of the RSA Parties (and their affiliates) agree to release the Debtors and their directors and officers to the fullest extent of applicable law.

Survival of Indemnification Obligations and D&O Liability Insurance Policies
Indemnification Obligations
Each of the Debtors’ indemnification obligations (whether in charters, bylaws, limited liability company agreements, or other organizational documents) in place as of the Effective Date to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors (collectively, the “Indemnification Obligations”) shall not be discharged, impaired, or otherwise affected by the Plan.
The Indemnification Obligations shall be deemed executory contracts assumed or assumed and assigned by the Debtors or reorganized Debtors, as applicable, under the Plan unless such obligation.

D&O Liability Insurance Policies

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Each insurance policy, including director and officer liability insurance policies and any “tail policy” (collectively, the “D&O Liability Insurance Policies”), to which the Debtors are a party as of the Effective Date, shall be deemed an executory contract and shall be automatically assumed or assumed and assigned by the Debtors or reorganized Debtors, as applicable, on behalf of the applicable Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, coverage for defense and indemnity under the D&O Liability Insurance Policies shall remain available to all individuals within the definition of “Insured” in the D&O Liability Insurance Policies. In addition, after the Effective Date, all officers, directors, agents, or employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of the D&O Liability Insurance Policies (including any “tail” policy) in effect or purchased as of the Effective Date for the full term of such policy regardless of whether such officers, directors, agents, and/or employees remain in such positions after the Effective Date, in each case, to the extent set forth in the D&O Liability Insurance Policies; provided, however, the reorganized Debtors shall not be obligated to extend or renew such D&O Liability Insurance Policies upon the expiration of the term of such D&O Liability Insurance Policies in accordance with the terms provided therein.

Definitive Documentation
The Plan will provide that all definitive documents (the “Definitive Documents”), including the Confirmation Order and each other document necessary to implement or consummate the Restructuring (whether or not included in the plan supplement), shall be in form and substance acceptable to the RSA Parties in their respective sole and absolute discretion.

Other Customary Plan Provisions
The Plan will provide for other standard and customary provisions, including in respect of the cancellation of existing claims and interests, the vesting of assets, the compromise and settlement of claims, the retention of jurisdiction by the bankruptcy court and the resolution of disputed claims.

Fiduciary Obligations
Notwithstanding anything to the contrary herein, nothing herein requires the Debtors or any of its directors, members, or officers, each in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law.

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Annex A

Definitions
“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such entity was a debtor in a case under the Bankruptcy Code.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent and voidable transfer laws.

“Mastronardi JV” means Berea Joint Farm Venture LLC. “COFRA” means COFRA Holding AG.
“Consummation” means the occurrence of the Effective Date.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

“Exculpated Parties” means collectively, and in each case, in its capacity as such: (1) the Debtors; (2) the Committee, if any; and (3) the members of the Committee, if any, in their capacity as such.

“Mastronardi Parties” means, collectively, MPL and Mastronardi Berea.

“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or entity’s respective heirs, executors, estates, and nominees.

“Released Party” means (a) the Debtors and each of the Debtors’ Estates; (b) the DIP Lender; (c) the DIP Agent; (d) Equilibrium; (e) Rabo; (f) GNCU; (g) the Mastronardi Parties; (h) the Committee and its members, each in their capacities as such; and (h) each Related Party of each Entity in clause (a) through clause (g); provided, that, in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the Third Party Release; or (y) timely objects to the Third Party Release, either through (i) a formal objection Filed on the docket of the Chapter 11 Cases or (ii) an informal objection provided to the Debtors by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11

Cases or via electronic mail, as applicable, before confirmation; provided, further that, COFRA and its affiliates (except for Mastronardi Berea and Mastronardi JV) shall not be a Released Party. For the avoidance of doubt, nothing herein shall affect the scope or validity of the release provisions previously granted pursuant to any order of the Bankruptcy Court, including any order approving the Berea Term Sheet.

“Releasing Party” means each of, and in each case in its capacity as such: (a) the DIP Lender and DIP Agent; (b) all Holders of Claims or Interests that vote to accept the Plan;
(c) all Holders of Claims or Interests that are deemed to accept the Plan and who do not affirmatively opt out of the releases provided in the Plan; (d) all Holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (e) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan, (f) the Committee and its members, each in their capacities as such; and (g) each Related Party of each Entity in clause (a) through clause (f) solely to the extent such Related Party may assert Claims or Causes of Action on behalf of or in a derivative capacity by or through an Entity in clause (a) through clause (f); provided that, in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the Third Party Release; or (y) timely objects to the Third Party Release, either through (i) a formal objection Filed on the docket of the Chapter 11 Cases or (ii) an informal objection provided to the Debtors by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11 Cases or via electronic mail, as applicable, before confirmation; provided, further that, COFRA and its affiliates (except for Mastronardi Berea and Mastronardi JV) shall not be a Releasing Party. For the avoidance of doubt, nothing herein shall affect the scope or validity of the release provisions previously granted pursuant to any order of the Bankruptcy Court, including any order approving the Berea Term Sheet.

Debtor Releases
Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, effective on the Effective Date, each Released Party is hereby deemed to be hereby released and discharged by the Debtors and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any causes of action, directly or derivatively, by, through, for, or because of the foregoing Entities on behalf of the Debtors, from any and all derivative Claims and Causes of Action asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Equity Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the DIP Loan Documents, the Plan (including, for the avoidance of doubt, the Plan Supplement), 363 Sale, the RSA, or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity

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regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the RSA, the Disclosure Statement, the DIP Loan Documents, the Plan, the Plan Supplement, and the 363 Sale, before or during the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual intentional fraud, willful misconduct, or gross negligence of such Person. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or any Claim or obligation arising under the Plan. Notwithstanding anything to the contrary in the foregoing, the releases under this section only release Claims held by the Debtors or Claims that could be asserted by the Debtors under applicable law.

Third Party Releases
Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, and with respect to all other Releasing Parties, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the DIP Loan Documents, the Plan (including, for the avoidance of doubt, the Plan Supplement), the 363 Sale, the RSA, or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the RSA, the Disclosure Statement, the DIP Loan Documents, the Plan, the Plan Supplement, the 363 Sale, before or during the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date.
Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release or act to modify (a) any post Effective Date obligations of any party or Entity

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under the Plan, (b) the Confirmation Order, or (c) any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or any Claim or obligation arising under the Plan.

Exculpations
Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby exculpated from any Cause of Action for any claim related to any act or omission taking place between the Petition Date and the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the Plan, the DIP Loan Documents, the RSA, the 363 Sale, or any aspect of the Restructuring Transaction, including any contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the DIP Loan Documents, the 363 Sale, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

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Annex B

Execution Version

AppHarvest, Inc.

Term Sheet July 24, 2023
This binding term sheet (the “Term Sheet”) sets forth certain material terms of an agreement by and among AppHarvest, Inc. (“AppHarvest”), AppHarvest Berea Farm, LLC and their affiliates (collectively, the “Company”) and Mastronardi Berea LLC (“Berea” and collectively with the Company, the “Parties”) regarding the transition of certain assets and employees and other terms.

Berea Transition Overview
Berea Lease Termination
The Parties acknowledge and agree that the Lease Agreement, dated December 27, 2022, between Mastronardi Berea LLC, as landlord, and AppHarvest Berea Farm, LLC, as tenant (as amended, supplemented, or otherwise modified, the “Berea Lease Agreement”), setting forth, among other things, the terms with respect to the lease of the Berea facility (the “Berea Facility”), was validly terminated under applicable law and shall be of no further force and effect. The Parties hereby waive any and all recovery on account of claims (including with respect to any cross-defaults), and any defenses they might have with respect to such termination, under the Berea Lease Agreement.

Transferred Assets and Approval Process
On the date an order of the Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) approving this Term Sheet is entered on an interim basis (the “Interim Court Approval Date”), the Company shall, subject to applicable law, convey, transfer, assign and deliver, to Berea or a subsidiary thereof (“Operating Entity”) or any other designee of Berea (i) the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, owned, held or used in or primarily related to the Berea Facility and/or the use and operation thereof (the “Transferred Assets”), including the assets described in Exhibit A hereto, (ii) all rights to use and control such Transferred Assets in connection with the operation of the Berea Facility and (iii) all benefits associated with or arising from the Transferred Assets.
The Parties shall consent to and shall seek approval of the entry of an interim order of the Bankruptcy Court, in form and substance reasonably acceptable to the Parties, providing that:
1.Berea shall administer all operations at the Berea Facility with respect to the Transferred Assets.
2.Any liabilities associated with the operation of the Berea Facility incurred with respect to the Transferred Assets subsequent to the Interim Court Approval Date (“Berea Liabilities”) shall be liabilities of Berea, and the Company shall bear no liability with respect to any such obligations.
3.Berea shall take all actions reasonably necessary for Operating Entity to facilitate the transition of the Company’s employees Berea desires to engage (in its sole discretion) in connection with its operation of the Berea Facility to the employ of Operating Entity without any material disruption, and shall work in good faith with the Company and such employees to transition employment of such employees to Berea or an affiliate thereof.
Additionally, the Parties shall consent to and shall seek approval of the entry of a final order of the Bankruptcy Court approving this Term Sheet (the “Final Order”), at the Company’s “second day” hearing (to be held within 28 days of the Interim Court Approval Date) in form and substance reasonably acceptable to the Parties which shall provide that:
1.As consideration for all goods, services, and agreements contemplated by this Term
Sheet, the Operating Entity shall deliver, or cause to be delivered, to the Company: $3.75 million in cash to be paid within two business days of entry of the Final Order.

2.All rights, titles and interests of the Company in the Transferred Assets shall be fully conveyed to Operating Entity upon entry of the Final Order, free and clear of all liens or other encumbrances of any kind or nature.[1]
3.The Parties shall provide mutual releases contemplated by the Final Order attached hereto as Exhibit B.
For clarity, Operating Entity and its affiliates are not assuming any liability, cost, expense, fine, debt or obligation of any kind, character or description, whether known or unknown, secured, unsecured, determined, determinable, accrued, absolute, contingent or otherwise (“Liabilities”) of or relating to the Company (or any predecessor or any prior owner of all or part of its or their businesses and assets) of whatever nature, whether presently in existence or arising hereafter, except with respect to Liabilities of the Transferred Assets first arising on or after the Interim Court Approval Date.

Transition
In connection with Operating Entity’s assumption of operations pertaining to the Berea Facility, the Company shall, and shall cause its affiliates and its and their respective employees, agents and representatives to, take all actions reasonably necessary for Operating Entity to effect such assumption as soon as reasonably practicable, and to provide such information, services and assistance to Operating Entity as Operating Entity reasonably request or as would be reasonably necessary to facilitate the efficient transition of the operations of the Berea Facility to Operating Entity without material disruption in the operations of the Berea Facility.

Further Documentation
The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Term Sheet.

Specific Performance	Each Party shall be entitled to the remedy of specific performance to prevent any breach of this Term Sheet by the other party and no bond shall be required to be posted in connection therewith.
Restructuring Support Agreement
Berea hereby agrees to be a party to the Restructuring Support Agreement date as of July 24, 2023 (as amended, supplemented or otherwise modified from time to time, the “RSA”), which shall include, for the avoidance of doubt, and among other items, an agreement to provide mutual releases as part of any restructuring plan filed by the Company, an agreement to support the Company’s chapter 11 plan of liquidation, and a waiver of any recovery with respect to potential claims, in each case as set forth therein.
Nothing herein shall be deemed to amend, modify, or otherwise alter the terms of the RSA.

Governing Law
The provisions of this Term Sheet will be governed by, and interpreted in accordance with, the laws of the State of New York, excluding its choice of law principles. Any disputes with respect to this term sheet shall be resolved under the exclusive jurisdiction of the Bankruptcy Court.

Binding Term Sheet	Subject to the terms and conditions set forth herein, this Term Sheet is a binding obligation of the Parties.

[Signature Pages Follow.]

1 For the avoidance of doubt, all accounts receivable owed from Berea to the Company shall continue to be paid in the ordinary course.

2

APPHARVEST, INC.			APPHARVEST BEREA FARM, LLC

By:	/s/ Gary Broadbent	By:	/s/ Gary Broadbent
Name:	Gary Broadbent	Name:	Gary Broadbent
Title:	Chief Legal Officer, Corporate Secretary, and Chief Restructuring Officer	Title:	Chief Legal Officer, Corporate Secretary, and Chief Restructuring Officer

MASTRONARDI BEREA LLC
By:	/s/ Paul Mastronardi
Name:	Paul Mastronardi
Title:	President and Chief Executive Officer

[Signature Page to Term Sheet]

Exhibit A Description of Transferred Assets
1.All personalty and other personal property and interests owned, held or used in or reasonably related to the Berea Facility and/or the use and operation thereof, including machinery, equipment, furniture, office equipment, packaging lines, packhouse equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property;
2.All computers, servers, workstations, routers, hubs, switches, data communication lines, systems, sites, circuits, networks and other computer assets, hardware and information technology equipment and all associated documentation (“IT Assets”) owned, used, held for use, licensed or leased in the Berea Facility and/or the use and operation thereof;
3.All rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the Berea Facility and/or the use and operation thereof, including unliquidated rights under manufacturers’ and vendors’ warranties;
4.All intellectual property rights and similar proprietary rights throughout the world owned, held or used in or reasonably related to the Berea Facility and/or the use and operation thereof, that are (i) owned or purported to be owned by the Company or (ii) owned by a third party and directly or indirectly licensed or sublicensed to the Company;
5.Standard operating procedures, environmental conditions, other operational procedures, guidelines or standards used to achieve production output targets that are used in or primarily related to the Berea Facility and/or the use and operation thereof;
6.All raw materials, crops, work-in-process, finished goods, supplies and other inventories, including (A) all inventory of consumable items, components, process ingredients required to turn crops to Product Inventory as part of the operation of the Berea Facility (including packaging materials, seeds, fertilizers, chemicals, biologicals, growing materials (including hydroponic bags & mediums), growing supplies (including clips and hooks), bees and other biological inputs and other ancillary materials and items); (B) growing crops in the Berea Facility and (C) all harvested and packaged fresh produce at the Berea Facility (and accounts receivable related thereto);
7.All transferable licenses, franchises, permits, certificates, approvals or other similar authorizations (“Permits”) used in or reasonably related to the Berea Facility and/or the use and operation thereof, and all systems permissions, access and security controls related to transferred systems and Permits;
8.All monetary incentives, including tax incentives, tax credits and other grants and loans, and non-monetary incentives, including equipment and technical assistance;
9.All plans and specifications, architectural plans, controlled environment agricultural facility designs, engineering drawings, surveys, environmental and soil reports, and similar items relating to the Berea Facility and/or the use and operation thereof, including in electronic and paper form;
10.All water rights associated and/or appurtenant with the Berea Facility, including riparian rights, and rights to groundwater, appropriation and water allocations, water well permits, consumptive use permits, water storage rights, drainage rights, water permits, water supply agreements and arrangements, and water stock benefitting the Berea Facility;
11.All books, records, files and papers, whether in hard copy or computer format, used in or related to or required for the Berea Facility and/or the use and operation thereof, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, historic reports on labor and line productivity and performance against other operational key performance indicators and personnel and employment records; and
12.All goodwill associated with the Berea Facility and/or the use and operation thereof.

Exhibit B Final Order

IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS HOUSTON DIVISION

In re:		Chapter 11

APPHARVEST PRODUCTS, LLC, et al.[1]		Case No. 23.	( )

	Debtors.	(Joint Administration Requested)

FINAL ORDER (I) APPROVING TRANSFER BETWEEN THE DEBTORS AND MASTRONARDI BEREA LLC PURSUANT TO FEDERAL RULE
OF BANKRUPTCY PROCEDURE 9019 AND (II) GRANTING RELATED RELIEF

(Related to Docket No.     )

Upon the motion (the “Motion”)2 of the above-captioned debtors and debtors-in-possession

(collectively, the “Debtors”) for entry of a final order (this “Final Order”) (a) approving the Term

Sheet, a copy of which is attached hereto as Exhibit 1, and (b) granting related relief, all as more fully described in the Motion; and upon the 9019 Declaration; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. § 1334; and this Court having found that it may enter a final order consistent with Article III of the United States Constitution; and this Court having found that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and this Court having found that the relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors, and other parties in interest; and this Court having found that the Debtors’ notice of the Motion and opportunity for a hearing on the Motion were appropriate and no other notice need be provided; and this Court having reviewed the Motion and
1 The Debtors in this chapter 11 case, together with the last four digits of the Debtors’ federal tax identification number, are: AppHarvest Operations, Inc. (5929), AppHarvest, Inc. (2965), AppHarvest Farms, LLC (7067), AppHarvest Morehead Farm, LLC (1527), AppHarvest Richmond Farm, LLC (0632), AppHarvest Berea Farm, LLC (3140), AppHarvest Pulaski Farm, LLC (2052), AppHarvest Development, LLC (None), Rowan County Development Company, LLC (0700), AppHarvest Technology, Inc. (4868), AppHarvest Products, LLC (5929), and AppHarvest Foundation, LLC (None). The Debtors’ service address is 500 Appalachian Way, Morehead, KY 40351.

2 Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Motion.

having heard the statements in support of the relief requested therein; and this Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and upon all of the proceedings had before this Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY ORDERED THAT:
1.Pursuant to Bankruptcy Rule 9019, the Term Sheet attached hereto as Exhibit 1 is hereby approved on a final basis.

2.The parties are authorized to enter into, perform, execute, and deliver all documents, and take all actions, necessary to immediately continue and fully implement the terms of the Term Sheet in accordance with the terms, conditions, agreements, and releases set forth or provided for therein.
3.As consideration for all goods, services, and agreements contemplated by the Term Sheet, Berea Operating Entity shall deliver, or cause to be delivered, to the Debtors, $3.75 million in cash to be paid within two business days upon entry of this Final Order.
4.All rights, titles, and interests of the Debtors in the Transferred Assets shall be deemed conveyed to Berea, and Berea shall take legal, equitable, and beneficial right, title and interest in and possession of such Transferred Assets free and clear of any and all liens, claims, or other encumbrances of any kind or nature whatsoever pursuant to 11 U.S.C. §§ 363(b) and 363(f).
5.Upon the entry of this Final Order, the Debtors, on behalf of themselves and their estates, as well as their shareholders, members, partners, officers, directors, employees, representatives, agents, attorneys, managers, partners, subsidiaries, affiliates, attorneys, professionals, and each of their predecessors, successors, and assigns, and any other person or entity that claims or might claim through, on behalf of, or for the benefit of any of the foregoing, whether directly or derivatively (the “Debtor Releasors”) irrevocably and unconditionally, fully,

2

finally, and forever waive, release acquit, and discharge Mastronardi Berea and each of its, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or entity’s respective heirs, executors, estates, and nominees (including Berea Operating Entity and any joint ventures) (the “Berea Releasees”) from any and all claims, demands, rights, liabilities, obligations, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown, whether asserted or unasserted, which the Debtor Releasors, individually or collectively, had, have, or may have, from the beginning of time until the entry of this Final Order, against any of the Berea Releasees, arising from or relating in any way to the Berea Facility, Berea Lease Agreement and any documents, agreements or understandings related thereto, and for any claims that may arise from or relate to any transactions with respect to the Berea Facility and/or the Berea Lease Agreement.
6.Upon the entry of this Final Order, Mastronardi Berea, on behalf of themselves as well as their shareholders, members, partners, officers, directors, employees, representatives, agents, attorneys, managers, partners, subsidiaries, affiliates, attorneys, professionals, and each of their predecessors, successors, and assigns, and any other person or entity that claims or might

3

claim through, on behalf of, or for the benefit of any of the foregoing, whether directly or derivatively (including Berea Operating Entity and any joint ventures) (the “Berea Releasors”)
irrevocably and unconditionally, fully, finally, and forever waive, release acquit, and discharge the Debtors, on behalf of themselves and their estates, and each of their, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or entity’s respective heirs, executors, estates, and nominees (collectively, the “Debtor Releasees”), from any and all claims, demands, rights, liabilities, obligations, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown, whether asserted or unasserted, which the Berea Releasors, individually or collectively, had, have, or may have, from the beginning of time until the entry of this Final Order, against any of the Debtor Releasees, arising from or relating in any way to the Berea Facility, Berea Lease Agreement and any documents, agreements or understandings related thereto, and for any claims that may arise from or relate to any transactions with respect to the Berea Facility and/or the Berea Lease Agreement. Notwithstanding the provisions of this Order, for the avoidance of doubt nothing herein impacts

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the rights and claims of Dalsem Greenhouse Technology B.V. (“Dalsem”) against any of the

Debtors or their respective assets, or any rights and claims the Debtors may have against Dalsem.

7.Nothing contained in the Motion, this Final Order, or any actions taken by the parties pursuant to the relief granted in the Final Order shall be construed as: (i) an admission as to the validity of any claim against the Debtors, or (ii) a waiver or limitation of the parties’ rights under the Term Sheet, the Bankruptcy Code, and other applicable law, including, but not limited to, with respect to any chapter 11 plan, in each case except as agreed to under the Term Sheet.
8.Notwithstanding Bankruptcy Rule 6004(h), the terms and conditions of this Final Order are immediately effective and enforceable upon its entry.
9.The Debtors are authorized to take all actions necessary to effectuate the relief granted in this Final Order in accordance with the Motion.
10.The Court retains exclusive jurisdiction with respect to all matters arising from or related to the implementation of this Final Order.
Dated:     , 2023
Houston, Texas             UNITED STATES BANKRUPTCY JUDGE
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Exhibit 1

Term Sheet

EXHIBIT C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of July 24, 2023 (the “Agreement”),1 by and among AppHarvest, Inc. and its affiliates and subsidiaries bound thereto and the Non-Company Parties, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title: Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

1

Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT D

Form of Consenting Stakeholder Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of July 24, 2023 (the “Agreement”),1 by and among AppHarvest, Inc. and its affiliates and subsidiaries bound thereto and the Non-Company Parties, and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.

Date Executed:

Name:
Title: Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

1

Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.